Exhibit 99.3

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/triv Use the Internet to vote your proxy until 11:59 p.m. (CT) on February 2, 2016.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on February 2, 2016.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

 Please detach here

Proposals – The Board of Directors recommends a vote FOR Proposals 1 and 2.

1. To adopt the Agreement and Plan of Merger, dated as of October 26, 2015, among TriVascular, Endologix, Inc. (“Endologix”) and Teton Merger Sub Inc. (“Merger Sub”), a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice (as it may be amended or otherwise modified from time to time, the “Merger Agreement”), and approve the transactions contemplated by the Merger Agreement, including the merger of Merger Sub with and into TriVascular, with TriVascular surviving the merger as a direct wholly owned subsidiary of Endologix; and

☐	For	☐	Against	☐	Abstain

2. To approve any motion to adjourn the special meeting, or any adjournments or postponements thereof, to another time or place if necessary or appropriate as determined by TriVascular to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement.

☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

Meeting Attendance: Mark the box to the right if you plan to attend the Annual Meeting. ☐ Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

TRIVASCULAR TECHNOLOGIES, INC.

SPECIAL MEETING OF STOCKHOLDERS

Wednesday, February 3, 2016

9:00 a.m. Local Time

Arnold & Porter LLP

Three Embarcadero Center

San Francisco, California 94111

proxy

SPECIAL MEETING OF STOCKHOLDERS – February 3, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby revokes all prior proxies and appoints Christopher G. Chavez, Michael R. Kramer and Kimberley A. Elting, and each of them, with full power of substitution, as proxies and agents (the “Proxy Agents”), in the name of the undersigned, to attend the Special Meeting of Stockholders of TriVascular Technologies, Inc., a Delaware corporation (the “Company”), to be held at the offices of Arnold & Porter LLP, Three Embarcadero Center, San Francisco, California 94111 on Wednesday, February 3, 2016 at 9:00 a.m. local time, or any adjournment or postponement thereof, and to vote the number of shares of Common Stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, upon and in respect of the instruction indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.